UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2012

AMERICAN PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8137	59-6490478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada	89169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (702) 735-2200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 26, 2012, American Pacific Corporation, a Delaware corporation (the “Company”), entered into a $85,000,000 senior secured credit agreement (the “Credit Facility”) by and among the Company, the lenders party thereto (the “Lenders”) and KeyBank National Association, as the swing line lender, issuer of letters of credit under the Credit Facility (in such capacity, the “LC Issuer”) and as the Administrative Agent of the Lenders (in such capacity, the “Agent”). Under the Credit Facility, the Company (i) obtained a term loan in the aggregate principal amount of $60,000,000, with an initial maturity in 5 years, and (ii) may obtain revolving loans of up to $25,000,000 in aggregate principal amount, of which up to the aggregate principal amount of $5,000,000 may be outstanding in connection with the issuance of certain letters of credit and up to the aggregate principal amount of $2,000,000 may be outstanding in connection with the swing line loans. The Company may prepay and terminate the Credit Facility at any time, without premium or penalty. The Credit Facility contains certain annual mandatory prepayment provisions which are based upon certain asset sales, equity issuances, incurrence of certain indebtedness and events of loss. The annual interest rates applicable to loans under the Credit Facility will be the “Base Rate” or the “LIBOR” plus, in each case, an applicable margin, which shall range from 0.75% to 1.50% for “Base Rate Loans” or from 1.75% to 2.50% for “Eurodollar Loans”, subject to adjustment based on the leverage ratio.

The Credit Facility is guaranteed by the Company’s current and future domestic subsidiaries (collectively with the Company, the “Credit Parties”) and is secured by substantially all of the assets of the Company and the Company’s current and future domestic subsidiaries, subject to certain exceptions as set forth in the Credit Facility. The Credit Facility contains customary affirmative, negative and financial covenants which, among other things, restrict the Credit Parties’ ability to:

•	change the business of the Credit Parties;
•	pay dividends, repurchase the Company’s stock, or make other restricted payments;
•	wind up, liquidate, or dissolve the Credit Parties’ affairs;
•	make certain investments or acquisitions;
•	enter into certain transactions with affiliates;
•	create or permit to exist certain liens;
•	consummate a merger, consolidation or sale of assets; and
•	incur additional indebtedness.

In each case, the covenants set forth above are subject to customary and negotiated exceptions and exclusions.

Financial covenants under the Credit Facility include quarterly requirements for (i) a leverage ratio of less than or equal to 3.00 to 1.00, and (ii) a debt service coverage ratio of at least 2.00 to 1.00, with increases to 2.25 to 1.00 for the period commencing September 30, 2014 to September 29, 2015, and increasing to 2.50 to 1.00 for the period commencing September 30, 2015 and thereafter.

The Credit Facility also contains usual and customary events of default (subject to certain threshold amounts and grace periods). If an event of default occurs and is continuing, the Company may be required to repay the obligations under the Credit Facility prior to the Credit Facility’s stated maturity and the related commitments may be terminated.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by the Credit Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The Company issued a press release on October 29, 2012 regarding the execution of the Credit Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement

Termination of Existing Credit Facility

On October 26, 2012, the Company terminated the asset based lending credit agreement, dated as of January 31, 2011, by and among the Company, as borrower, the domestic subsidiaries of the Company party thereto, as guarantors, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, as amended by Amendment No. 1 to Credit Agreement, dated as of October 17, 2011 (the “2011 Credit Facility”). In connection with the termination of the 2011 Credit Facility, the Company repaid the Company’s obligations under the 2011 Credit Facility and paid certain fees and expenses incurred in connection therewith.

Redemption of 9% Senior Notes Due 2015

Pursuant to the indenture, dated as of February 6, 2007 (the “Indenture”), by and among the Company, certain subsidiaries of the Company as guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), relating to the Company’s 9% Senior Notes due 2015 (the “Notes”), on October 26, 2012, a notice of redemption was issued for all remaining outstanding Notes specifying a redemption date of November 25, 2012. The redemption price for the Notes is 102.250% of the outstanding principal amount of the Notes, plus accrued and unpaid interest to, but not including, the redemption date. On October 26, 2012, the Company irrevocably deposited funds with the Trustee in an amount equal to the redemption price for the Notes and the Indenture was discharged.

A copy of the Notice of Partial Redemption dated October 26, 2012 is attached hereto as Exhibit 99.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 hereof is incorporated herein by reference.

Item 8.01 Other Events

The Company’s press release, dated October 29, 2012, is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description
10.1	Credit Agreement, dated as of October 26, 2012, by and among American Pacific Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto, and KeyBank, National Association, as administrative agent, the swing line lender and as an issuer of letters of credit.

99.1	Press release dated October 29, 2012

99.2	Notice of Partial Redemption dated October 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PACIFIC CORPORATION

Dated: October 30, 2012	By:	/s/ JOSEPH CARLEONE
Name: Joseph Carleone, PH.D.
Title: President and Chief Executive Officer

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